File No. 70-9939
                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                  PRE-EFFECTIVE AMENDMENT NO. 1
                             TO THE
                            FORM U-1
                   APPLICATION OR DECLARATION
                            UNDER THE
              PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

Entergy Corporation                Entergy Operations, Inc.
639 Loyola Avenue                  1340 Echelon Parkway
New Orleans, LA 70113              Jackson, Mississippi 39213

Entergy Gulf States, Inc.          Entergy Services, Inc.
350 Pine Street                    639 Loyola Avenue
Beaumont, TX 77701                 New Orleans, LA 70113

Entergy Enterprises, Inc.
639 Loyola Avenue
New Orleans, Louisiana  70113


          (Names of companies filing this statement and addresses of principal executive offices)

                       Entergy Corporation
          (Name of top registered holding company parent)

                        Steven C. McNeal
                  Vice President and Treasurer
                     Entergy Services, Inc.
                        639 Loyola Avenue
                  New Orleans, Louisiana 70113
           (Name and address of agent for service)
The Commission is requested to send copies of all notices, orders and communications in connection with this Application/Declaration to:

Ann G. Roy, Esq.                   William T. Baker, Jr., Esq.
Entergy Services, Inc.             Thelen Reid & Priest LLP
639 Loyola Avenue                  40 West 57th Street
New Orleans, Louisiana 70113       New York, New York 10019

Item 6.   Exhibits and Financial Statements.

(A)  Exhibits.

H     Form of Notice.

                           SIGNATURES



     Pursuant  to the requirements of the Public Utility  Holding

Company  Act of 1935, as amended, the undersigned companies  have

duly   caused  this  Pre-Effective  Amendment  No.   1   to   the

Application/Declaration filed herein to be signed on their behalf by the undersigned thereunto duly authorized.


                              Entergy Corporation
                              Entergy Enterprises, Inc.
                              Entergy Gulf States, Inc.
                              Entergy Operations, Inc.
                              Entergy Services, Inc.


                         By:    /s/ Steven C. McNeal
                              Name:  Steven C. McNeal
                              Title: Vice President and Treasurer


Date:     September 18, 2001